Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on form S-3 (File No. 333-157803) and the Registration Statements on form S-8 pertaining to QCR Holdings, Inc. 401(k) / Profit Sharing Plan (File No. 333-116022), QCR Holdings, Inc. 2005 Deferred Income Plan (File No. 333-127466), QCR Holdings, Inc. 2008 Equity Incentive Plan (File No. 333-151042) and QCR Holdings, Inc. Employee Stock Purchase Plan (File No. 333-101356) of our reports dated March 5, 2010 relating to our audits of the consolidated financial statements and internal control over financial reporting which appear in this Annual Report on Form 10-K of QCR Holdings, Inc. for the year ended December 31, 2009.
/s/ McGladrey & Pullen, LLP
Davenport, Iowa
March 5, 2010